UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 12, 2017
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 10, 2017, Hurricane Irma made its initial landfall as a Category 4 hurricane in the Florida Keys.  Federated National Holding Company (the “Company”) has two insurance subsidiaries: Federated National Insurance Company (“Federated National”), which is wholly-owned and writes both homeowners insurance and private passenger automobile insurance, and Monarch National Insurance Company (“Monarch National”), of which the Company owns 42.4% and which writes homeowners’ insurance.  The Company has deployed the appropriate resources to the affected areas to best serve our policyholders in their time of need.

Each company purchases its own separate reinsurance program.  Federated National’s reinsurance program covers both Florida and Non-Florida exposures and affords Federated National approximately $2.19 billion of aggregate coverage with a maximum single event coverage totaling approximately $1.56 billion.  Monarch National’s reinsurance program covers Florida exposures and affords Monarch National approximately $109.8 million of aggregate coverage with a maximum single event coverage totaling approximately $68.9 million.  See the Company’s Form 8-K dated July 3, 2017 for further information.

Federated National currently estimates that its aggregate gross liabilities as a result of Hurricane Irma, which will be paid out in the coming months, will be approximately $300 million according to preliminary post landfall catastrophe model estimates.  Federated National believes that its losses, net of reinsurance, should not exceed its first event pre-tax retention of $18 million.  Monarch National will also have losses associated with Hurricane Irma and they currently estimate that its aggregate gross liabilities will be approximately $10 million.  Monarch National believes that its losses, net of reinsurance, should not exceed its first event pre-tax retention of $3.4 million.

As Hurricane Irma continues to proceed on its northerly track, Federated National has additional exposure for homeowners insurance in South Carolina and Alabama which could be affected by this significant storm system.  Federated National purchases separate reinsurance protection for its Non-Florida exposure which has a lower pre-tax retention of $13 million.  Although Hurricane Irma impacted multiple states, Federated National's total property pre-tax net retention for homeowners should not increase beyond $18 million and could be as low as $6.5 million when there are both Florida and Non-Florida losses in the same event.

Federated National’s and Monarch National’s existing reinsurance programs remain in force for future events through the end of their contract periods, June 30, 2018.  All private market layers of reinsurance protection for both Federated National and Monarch National have prepaid automatic reinstatement protection, which affords Federated National and Monarch National additional coverage for subsequent events without incurring incremental premium beyond the original cost of their programs.  Both programs also embody a cascading structure such that substantially all layers attach above the respective per event retention.  After covering the estimated Hurricane Irma losses outlined above, the combination of private and FHCF reinsurance treaties afford Federated National and Monarch National approximately $1.89 billion and $100 million, respectively, of remaining aggregate coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: September 12, 2017	By:	/s/ Ronald A. Jordan
	Name:	Ronald A. Jordan
	Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)